Ever-Glory Reports First Quarter 2009 Financial Results

-- 1Q09 Total Net Sales Increased 3.9% YoY to $20.5 Million --
-- 1Q09 Gross Margin Increased 420 Basis Points YoY to 23.0% --
-- 1Q09 Net Income Increased 34.1%YoY to $1.6 Million --
-- Company Reiterates Comfort with Full Year 2009 Financial Forecast --

NANJING, China, May 13 -- Ever-Glory International Group, Inc. (the "Company," "Ever-Glory") (NYSE Amex: EVK), a leading apparel supply chain manager and retailer in China, today reported its financial results for the quarter ended March 31, 2009.
During the first quarter 2009, net sales increased 3.9% to $20.5 million from $19.7 million in the same period of 2008. This increase was primarily attributable to increased sales orders in our wholesale business to customers in Japan and increased sales in the Company's retail business. Retail sales from LA GO GO, the Company's branded retail division, increased to $2.5 million, or 12.3% of total net sales, compared to $120 thousand in the prior year period.

"Our performance was solid during the first quarter of 2009, especially given the global economic slowdown," commented Mr. Edward Yihua Kang, Chairman of the Board and Chief Executive Officer of Ever-Glory. "Our growth held steady in the quarter and we believe that our business model as a one-stop- service for wholesale apparel production will continue to position us very competitively going forward. We remain focused on developing a high quality production platform and expanded production capacity. We have increased the innovative fashion concepts within our wholesale business by strengthening our design talent and enhanced our R&D infrastructure to add more style samples and fabric sampling. These efforts should allow us to broaden our sales opportunities even during challenging market conditions."

Mr. Kang continued, "We are very encouraged by our retail strategy and the roll out of our LA GO GO stores. Sales generated from our retail business increased considerably in the first quarter of 2009 which demonstrated the strong momentum we have with our retail strategy. In the first quarter of 2009, we opened nine new LA GO GO stores for a total of 102 open stores, as of March 31, 2009. Through May 13, 2009, we opened 19 LA GO GO stores in 2009 and now have a total of 112 LA GO GO stores in China."

In the first quarter of 2009, gross profit increased 26.7% to $4.7 million from $3.7 million in the same period of 2008. Gross margin increased 420 basis points to 23.0% in the first quarter of 2009, compared to 18.8% in the same period of 2008 largely due to increased fixed processing fees on certain manufacturing orders as well as increased leverage in the retail business.

Selling expenses increased to $940 thousand in the first quarter of 2009 from $278 thousand in the first quarter of 2008. This increase was primarily due to increased retail marketing expenses to promote LA GO GO. General and administrative expenses increased 31.4% to $1.9 million from $1.4 million in the first quarter of 2008. The increase was primarily due to increased payroll to retain and attract management staff in order to execute the Company's business expansion as well as additional costs to support the Company's retail operations. Income from operations for the first quarter of 2009 was $1.9 million, or 9.4% of total sales, compared to $2.0 million, or 10.3% of sales, in the first quarter of 2008.

Net income for the first quarter of 2009 increased 34.1% to $1.6 million or $0.12 per diluted share from $1.2 million, or $0.10 per diluted share in the same period of 2008.

Balance Sheet and Cash Flow

As of March 31, 2009, the Company had $3.8 million of cash and cash equivalents, compared to $1.4 million at December 31, 2008, Ever-Glory had working capital of approximately $15.5 million at March 31, 2009. The Company had bank loans of $6.6 million as of March 31, 2009.

Business Outlook

For the second quarter of 2009, the Company anticipates total net sales of $20 million to $25 million and net income of $1.2 million to $1.5 million. This compares to second quarter 2008 sales of $24 million and net income of $1.3 million. For full year 2009, the Company anticipates total net sales of $120 million to $135 million and net income of $5.8 million to $6.5 million. The full year revenue forecast is comprised of $110 million to $120 million in expected wholesale revenue and $10 million to $15 million in expected revenue from retail.

Mr. Kang continued, "Even in such a difficult economic environment, we are encouraged with the opportunities in our business moving forward. We believe our unique operating philosophy provides us with a distinct competitive advantage over our peers. The nature of our one-stop-service has Ever-Glory involved in all aspects of apparel production -- product design and development, sourcing and sampling, quality control, manufacturing and logistics. We achieve better results by shortening the time to market, improving product quality control and ultimately achieving higher margins. As we execute our strategic vision, we continue to leverage our intimate market knowledge, experienced sourcing professionals and efficient management to deploy a global sourcing and product development network while maintaining strict product quality control and expense control. We place considerable emphasis on innovative and distinctive product designs that stand for exceptional styling and quality for both our wholesale and retail businesses. As we increase our network of professional designers, marketers and R&D team members, we believe we have a unique opportunity to expand our presence as a major player in the international wholesale and domestic retail apparel market."

Conference Call

The Company will hold a conference call today at 8:30 a.m. ET which will be hosted by Edward Kang, Chairman of the Board, President, and CEO, Yan Guo, Chief Financial Officer. Listeners may access the call by dialing #1-913-312- 0953. The conference call will also be broadcast live over the Internet and can be accessed at the Company's web site at the following URL: http://www.everglorygroup.com .

A replay of the call will be available from May 13, 2009 through May 20, 2009 by calling #1-719-457-0820; pin number: 7464961. A webcast of the call will also be available on the Company's web at: http://www.everglorygroup.com .

About Ever-Glory International Group, Inc.

Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory is the first Chinese apparel company listed on the American Stock Exchange (now called NYSE Amex), and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. The Company maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as "LA GO GO."

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company's products and projects, the Company's continued access to capital, currency exchange rate fluctuation and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. Readers should carefully review the risks and uncertainties described in the Company's latest Annual Report on Form 10-K and other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Information

Company Contact
Ever-Glory International Group, Inc.
Yan Guo
Chief Financial Officer
Tel: +86-25-5209-6222

Investor Relations:
In the U.S.:
Brian M. Prenoveau, CFA
ICR, Inc.
203-682-8200

In Asia:
Bill Zima & Yuening Jiang
Tel: +86-10-6599-7965

(Financial Statements on the Following Pages)

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2009 (UNAUDITED) AND DECEMBER 31, 2008

	March 31,	December 31,
	2009	2008
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,833,600	$1,445,363
Accounts receivable	12,970,781	9,485,338
Accounts receivable - related parties	73,900	-
Inventories	2,856,073	3,735,227
Other receivables and prepaid expenses	433,038	945,191
Advances on inventory purchases	209,321	288,256
Amounts due from related party	10,754,680	11,565,574
Total Current Assets	31,131,393	27,464,949

LAND USE RIGHT, NET	2,834,195	2,854,508
PROPERTY AND EQUIPMENT, NET	12,799,944	12,494,452
INVESTMENT AT COST	1,465,000	1,467,000
TOTAL ASSETS	$48,230,532	$44,280,909

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Bank loans	$6,592,500	$6,542,820
Accounts payable	5,290,568	3,620,543
Other payables- related party	903,416	754,589
Other payables and accrued liabilities	1,813,614	1,683,977
Value added and other taxes payable	656,583	368,807
Income tax payable	207,550	257,946
Deferred tax liabilities	176,086	80,009
Total Current Liabilities	15,640,317	13,308,691

LONG-TERM LIABILITIES
Loan from related party	2,689,350	2,660,085
TOTAL LIABILITIES	18,329,667	15,968,776

COMMITMENTS AND CONTINGENCIES

EQUITY
Stockholders' equity of the Company
Preferred stock ($.001 par value, authorized 5,000,000 shares, no shares issued and outstanding)	-	-
Common stock ($.001 par value, authorized 50,000,000 shares, 12,394,652 and 12,373,567 shares issued and outstanding as of March 31,2009 and December 31, 2008, respectively)	12,395	12,374
Additional paid-in capital	4,571,164	4,549,004
Retained earnings	17,429,895	15,807,539
Statutory reserve	3,437,379	3,437,379
Accumulated other comprehensive income	3,912,652	3,956,860
Total Stockholders' Equity of the Company	29,363,485	27,763,156
Noncontrolling interest	537,380	548,977
Total Equity	29,900,865	28,312,133

TOTAL LIABILITIES AND EQUITY	$48,230,532	$44,280,909

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008 (UNAUDITED)

	2009	2008

NET SALES
Related parties	$-	$425,102
Third parties	20,507,822	19,322,106
Total net sales	20,507,822	19,747,208

COST OF SALES
Related parties	-	402,748
Third parties	15,793,667	15,623,424
Total cost of sales	15,793,667	16,026,172

GROSS PROFIT	4,714,155	3,721,036

OPERATING EXPENSES
Selling expenses	940,474	277,528
General and administrative expenses	1,856,122	1,412,654
Total Operating Expenses	2,796,596	1,690,182

INCOME FROM OPERATIONS	1,917,559	2,030,854

OTHER INCOME (EXPENSES)
Interest income	103,547	31,974
Interest expense	(123,650)	(577,828)
Other income	2,373	-
Total Other Income (Expenses)	(17,730)	(545,854)

INCOME BEFORE INCOME TAX EXPENSE	1,899,829	1,485,000

INCOME TAX EXPENSE	(289,071)	(283,838)

NET INCOME	1,610,758	1,201,162

ADD(LESS): NET LOSS(INCOME) ATTRIBUTABLE TO THE NONCONTROLING INTEREST	11,598	(3,869)

NET INCOME ATTRIBUTABLE TO THE COMPANY	1,622,356	1,197,293

Foreign currency translation (loss) gain	(44,208)	1,099,884
COMPREHENSIVE INCOME	1,578,148	2,297,177

COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO
THE NONCONTROLING INTEREST	(12,392)	23,457

COMPREHENSIVE INCOME ATTRIBUTABLE TO
THE COMPANY	$1,590,540	$2,273,720

NET INCOME PER SHARE
Attributable to the Company's common stockholders
Basic	$0.12	$0.10
Diluted	$0.12	$0.10

Weighted average number of shares outstanding
Basic	13,531,225	11,449,682
Diluted	13,531,225	12,204,363

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008 (UNAUDITED)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,610,758	$1,201,162
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	484,005	238,432
Deferred income tax	96,194	-
Amortization of discount on convertible notes	-	349,337
Amortization of deferred financing costs	-	73,676
Stock issued for interest	-	2,006
Changes in operating assets and liabilities
Accounts receivable	(3,488,612)	1,941,016
Accounts receivable - related parties	(73,905)	161,317
Inventories	874,121	121,586
Other receivables and prepaid expenses	(227,276)	(8,636)
Advances on inventory purchases	78,547	(9,058)
Amounts due from related party	795,181	(44,291)
Accounts payable	1,675,077	299,523
Accounts payable - related parties	148,837	(68,882)
Other payables and accrued liabilities	151,499	(204,734)
Other payables-related parties	2,327	-
Value added and other taxes payable	288,298	123,406
Income tax payable	(50,047)	196,038
Long term deferred expense		(56,406)
Net cash provided by operating activities	2,365,004	4,315,492

CASH FLOWS FROM INVESTING ACTIVITIES

Investment in La Chapelle	-	(1,397,700)
Purchase of property and equipment	(65,719)	(84,333)
Proceeds from sale of equipment	3,778	377
Net cash used in investing activities	(61,941)	(1,481,656)

CASH FLOWS FROM FINANCING ACTIVITIES
Contribution from minority shareholders	-	553,040
Proceeds from bank loans	5,860,400	-
Repayment of bank loans	(5,801,796)	(2,096,550)
Proceeds from related party loan	29,265	59,116
Net cash provided by (used in) financing activities	87,869	(1,484,394)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(2,695)	153,487

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,388,237	1,502,930

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,445,363	641,739

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,833,600	$2,144,669

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for:
Interest	$144,646	$68,859
Income taxes	$242,924	$84,576